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    [LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P. LETTERHEAD APPEARS HERE]





                               February 25, 1997


AVESTA Trust
07 TCT 37
601 Travis
Houston, Texas 77002

Gentlemen:

        We have acted as Texas counsel for the AVESTA Trust (the "Trust") in connection with certain aspects of its Registration Statement (the "Registration Statement") on Form N-1A as amended (File No. 33-9421) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended. The Registration Statement covered an unlimited number of units of beneficial interests ("Units") in the Trust, which is an opened-end, diversified management investment company for federal securities law purposes consisting of fifteen (15) funds -- the Money Market Fund, the Income Fund, the Equity Growth Fund, the Equity Income Fund, the Balanced Fund, the Short-Intermediate Term U.S. Government Securities Fund, the U.S. Government Securities Fund, the Small Capitalization Fund, the Core Equity Fund, the Intermediate Term Bond Fund, the Risk Manager-Income Fund, the Risk Manger-Balanced Fund, the Risk Manger-Growth fund, the International Equity Fund and the International Bond Fund.

        You have advised us that, during the fiscal year of the Trust ending December 31, 1996, the Trust has issued and sold 163,851,223 units of the Money Market Fund, 473,031 units of the Income Fund, 590,521 units of the Equity Growth Fund, 578,822 units of the Equity Income Fund, 297,343 units of the Balanced Fund, 745,912 units of the Short-Intermediate Term U.S. Government Securities Fund, 64,599 units of the U.S. Government Securities Fund, 458,305 units of the Small Capitalization Fund, 440,515 units of the Core Equity Fund, 477,320 units of the Intermediate Term Bond Fund, 80,449 units of the Risk Manger-Income Fund, 144,554 units of the Risk Manager-Balanced Fund, 126,044 units of the Risk Manger-Growth Fund, no units of the International Equity Fund and no units of the International Bond Fund.

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AVESTA TRUST
February 25, 1997
Page 2


        You have delivered to us a copy of the Amended and Restated Declaration of Trust dated May 1, 1994, and we assume no changes to such Declaration of Trust have been made. We further assume that there have been no changes to the Rules and Procedures of the Supervisory Committee, which was provided to us by your counsel, and which we reviewed in forming our original opinion dated March 30, 1988, in connection with the filing of the Registration Statement, except to the extent the Rules and Procedures of the Supervisory Committee were amended on February 17, 1993, a copy of which you provided us. We assume there have been no changes to the form of the Management Agreement, which was provided to us by your counsel and which we reviewed in forming our original opinion dated March 30, 1988 in connection with the filing of the Registration Statement, except to the extent that such agreement was extended to include additional funds by agreements dated March 1, 1993 and May 1, 1994. We assume the continued accuracy of the assumptions made in our prior opinions with respect to all such documents, as amended, and with respect to the Declaration of Trust, as amended and restated.

        We further assume that all participating trusts to which units have been issued have, as a trustee or co-trustee, either Texas Commerce Bank National Association or a bank which is a member of an affiliated group with Texas Commerce Bank National Association, as defined in Section 1504 of the Internal Revenue Code of 1986, as amended, and that the units described above have been issued in accordance with the Declaration of Trust and with the trust instruments creating the Participating Trusts.

        We further assume that the Trust is a common law trust governed by the Texas Trust Code and the fiduciary laws of the State of Texas (to the extent not pre-empted by Federal regulation) and is not or would not be treated in Texas as a partnership or a business trust or another business entity not recognized by the State of Texas.

        Based upon the foregoing, it is our opinion that the units which have been issued as described above were validly issued and are fully paid and non-assessable.

        Terms used in this opinion shall have the same meanings assigned to such terms in the Declaration of Trust.

        This opinion is limited to the trust laws of the State of Texas now in effect, and we disclaim any responsibility to inform you of any changes. This opinion does not extend to Texas securities laws, and no opinion is made as to the necessity, if any, to register the Trust or the Units thereof under the laws of the State of Texas. No opinion is expressed as to any matter that



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AVESTA TRUST
February 25, 1997
Page 3


may be governed by the laws of the United States or of any other jurisdiction, and compliance with such laws and the issuance of the Units in accordance with such laws is expressly assumed herein.

        We hereby consent to the use of this letter by the Trust in connection with its Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 for its fiscal year ending December 31, 1996.


                                        Very truly yours,

                                        /s/ Liddell, Sapp, Zivley, Hill & LaBoon
                                        ----------------------------------------
                                        Liddell, Sapp, Zivley, Hill & LaBoon

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